EXHIBIT 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective October 18, 2013 (“Effective Date”), is made between Lewiston State Bank, a Utah corporation (“Employer”), and Dale Buxton (“Employee”).

RECITALS

A. Employer operates in the banking industry (the “Business”).

B. Employer desires to obtain the services of Employee as its Chief Financial Officer, in which capacity Employee has and will have access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C. Employee desires to be assured of the salary, bonus opportunity and other benefits provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Employment. Employer hereby employs Employee, and Employee agrees to be employed, as Chief Financial Officer. Changes may be made from time to time by Employer in its discretion to Employee’s duties provided that they are commensurate with Employee’s title. Employee will devote full time and attention to achieving the purposes and discharging the responsibilities indicated on Exhibit A to this Agreement. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s employee handbook, supervisor’s manuals and operating manuals. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and to ensure that the operations that Employee manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the Board of Directors of Employer, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term of Employment. The term of employment (“Term”) will be a two year period beginning on the Effective Date and ending on October 18, 2015. Such term shall automatically renew for a new two year period if both parties provide written notice of renewal prior to the expiration of the applicable two year period.

3. Compensation. For the duration of Employee’s employment hereunder, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

3.1 Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of $112,200, payable in such installments (but in no event less than monthly) as is Employer’s policy with respect to other employees, subject to withholdings and deductions as required or permitted by law. Employee’s Base Salary will be reviewed annually by the Board of Directors of Employer during the term of Employee’s employment and may be further adjusted upward (not downward) in the sole discretion of Employer based on such review.

3.2 Incentive Bonus. Employee will participate in Employer’s annual incentive bonus plan in accordance with which Employee may earn an annual incentive bonus. The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by Employer’s Board of Directors. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such other bonus or incentive plan.

3.3 Serp & Boli. In the event Employee dies during the term of this Agreement, and in addition to any other payments to be made to Employee’s estate as provided hereunder, Employer agrees to pay the estate of Employee to which the Employee or his estate would be entitled under the Lewiston State Bank (“LSB”) BOLI Program as of the Effective Date. Employer agrees to further compensate Employee under and according to the terms of the LSB Supplemental Executive Retirement Plan (“SERP”), a post-retirement benefit amounting to 25% of Employee’s final salary for fifteen (15) years.

4. Other Benefits.

4.1 Certain Benefits. Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, 401-k plans, disability and life insurance plans on a basis commensurate with Employee’s position and in accordance with Employer’s policies from time to time, but in no event shall such benefits to Employee be less than the benefits provided by Employer to its other management personnel.

4.2 Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays, sick leave and vacation as Employer makes available to its management level employees generally, but in no event shall such benefits be less than those provided by Employer to its other management personnel. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

5. Termination Or Discharge By Employer

5.1 Termination for Cause. Employer will have the right to immediately terminate Employee’s services and this Agreement for Cause. “Cause” means: (a) Employee’s material breach of his duties under Section 1 or Exhibit A of this Agreement, provided such breach rises to the level of gross negligence, (b) Employee’s breach of any other provisions of this Agreement, including, without limitation, breach of Employee’s covenants in Sections 7 or 8; (c) any willful failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Employee by Employer; (d) conviction of a felony or failure to contest prosecution for a felony or conviction for any other crime involving moral turpitude; (d) Employee’s material violation of any statute, rule or regulation, any of which in the reasonable judgment of Employer is harmful to the Business or to Employer’s reputation; or (e) Employee’s commission of unethical practices, dishonesty or disloyalty. Upon termination of Employee’s employment hereunder for Cause, Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date.

5.2 Termination Without Cause. Employer will have the right to immediately terminate Employee’s services and this Agreement without cause. “Without cause” means Employee’s breach of his duties under Section 1 or Exhibit A of this Agreement under circumstances not constituting gross negligence that continues unremedied for a period of thirty (30) days after written notice to Employee by Employer.

6. Termination By Employee. Employee may terminate Employee’s employment under this Agreement for any reason provided that Employee gives Employer at least thirty (30) days’ notice in writing. Employer may, at its option, accelerate such termination date to any date after Employee’s notice of termination. Employer may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease on the termination date.

6.1 Termination By Employee for Good Reason. Employee’s employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event Employee shall determine that there is “Good Reason” to terminate his employment, which shall mean the following:

(a) Employer’s material breach of the terms of this Agreement or any other written agreement between Employee and Employer;

(b) the assignment to Employee of any duties that are materially inconsistent with or materially diminish Employee’s position prior to execution of this Agreement;

(c) any reduction of Employee’s salary, or any material reduction in any other aspect of Employee’s total compensation hereunder; or

(d) a requirement that the Employee be based at any office or location more than 60 miles from Employee’s primary work location prior to the Effective Date of this Agreement.

(e) Employee’s termination with 24 months of a Change in Control of Employer. The term “change in control” shall mean the occurrence of any one of the following; provided, however, that in no event will an initial public offering of Employer’s common stock constitute a Change in Control:

1. One person (or more than one person acting as a group) acquires ownership of stock of the Employer that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Employer; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Employer’s stock and acquires additional stock;

2. One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Employer’s stock possessing 30% or more of the total voting power of the stock of such corporation;

3. The sale of all or substantially all of the Employer’s assets.

(f) Employee’s death or disability. For purposes of this Agreement, “disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor mutually and reasonably acceptable to the Board of Directors of Employer and Employee and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required), for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law.

Employer shall have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement under Subsections (a), (b), (c) and (d), above, after Employee provides Employer written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

6.2 Effect of Termination for Good Reason or Termination Without Cause. If Employee resigns his employment for Good Reason or is terminated without cause, Employee (or, if applicable, his estate) shall be paid (i) his salary through the date of termination, (ii) a pro-rated portion of any bonus, calculated as the bonus that would have been paid for the entire calendar year (after making any necessary proportional adjustment in the bonus target to take into account Employee’s shortened period of employment), multiplied by a fraction, the numerator of which is equal to the number of days the Employee worked in the applicable calendar year and the denominator of which is equal to the total number of days in such year for any unused vacation time, (iii) for any unused vacation time, (iv) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses. In addition, if an event constituting “Good Reason” exists for the matters set forth in clauses (a) — (e) of Section 6.1, in the event of Employee’s termination without cause, a severance payment shall be paid Employee equal to six months of Employee’s then current Base Salary and Employer subsidized coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) in an amount equal to 100% of COBRA premiums for the shorter of (i) six months, or (ii) the period that Employee and his dependents are eligible for COBRA, if Employee has timely elected COBRA.

7. Covenant Not To Compete. During Employee’s employment by Employer and for a period expiring three (3) years after the termination of Employee’s employment for any reason, Employee covenants and agrees that Employee will not:

(a) Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that competes with any business of Employer or any of its affiliates in which Employer or its affiliates were engaged at any time during Employee’s employment with Employer, or with any business which Employer or any of its affiliates planned to develop while Employee was employed by Employer and in which planning Employee was materially involved.

(b) Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of Employer or any of its affiliates to alter or discontinue a relationship with Employer or to do any act that is inconsistent with the interests of Employer or any of its affiliates;

(c) Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of Employer or any of its affiliates; or

(d) Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Employer or any of its affiliates to alter or discontinue its relationship with Employer or any of its affiliates.

For the purposes of this Section 7, businesses that are deemed to compete with Employer include, without limitation, businesses operating in the banking industry. Because Employer does business in both Utah and Idaho, the geographic scope of the prohibitions in this Section 7 shall be within 50 miles of any location of Employer. Notwithstanding Employee’s obligations under this Section 7, Employee will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision.

Employer and Employee agree that: this provision does not impose an undue hardship on Employee and is not injurious to the public; that this provision is necessary to protect the business of Employer and its affiliates; the nature of Employee’s responsibilities with Employer under this Agreement require Employee to have access to confidential information which is valuable and confidential to all of the Business; the scope of this Section 7 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 7, including consideration herein.

8. Confidential Information. Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information to which Employee has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer. Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, electronic files, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer), together with all copies of such material in Employee’s possession or control. Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Employee’s obligations under this Section 8 are indefinite in term and shall survive the termination of this Agreement.

9. Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 7 or 8 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 7 or 8. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 7 or 8. Employee also agrees that a violation of any of Sections 7 or 8 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

10. Fees. Unless otherwise agreed, the prevailing party will be entitled to its costs and reasonable attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

11. Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

12. Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

13. Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to any affiliate, parent or subsidiary, as well as to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

14. Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to Employee at 13632 N 5600 W, Cornish, UT 84308, or to the Board of Directors of Employer at 17 East Center, Lewiston, Utah 84320, with a copy to Richard Beard, CEO of People’s Utah Bancorp at 33 East Main Street, American Fork, Utah 84003. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) three days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

15. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

16. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

17. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Utah without regard to the conflicts of law provisions of such laws. The district courts of the State of Utah shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.

18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF EMPLOYEE CONTEMPLATED HEREBY.

19. Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

20. Costs and Fees Related to Negotiation and Execution of Agreement. Employee’s legal fees and expenses in connection with the negotiation and execution of this Agreement shall be borne by Employer. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders’ fees or brokers’ fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

21. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the Board of Directors of Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

LEWISTON STATE BANK

By:	/s/ Anthony Jon Hall
Name:	Anthony Jon Hall
Title:	President and CEO

DALE M. BUXTON

By :	/s/ Dale M. Buxton
Name:	Dale M. Buxton

[Signature Page to Employment Agreement – Dale M. Buxton]

EXHIBIT A

INITIAL JOB DUTIES

Employee agrees to perform the following duties:

Finance Department Management

•	Oversee operation and management of the Finance Department

•	Two employees: Accounts payable secretary and Controller

•	Assist with account reconcilement process and assignments

Financial Reporting — Bank and Holding Company

•	Complete monthly financial reports for Board of Directors, Employees

•	Complete transactions between entities,

•	Prepare consolidated reports

Regulatory Reporting

•	Complete quarterly Call Report

•	Federal Reserve Bank Reports for Bank and Holding Company

•	FR Y-6 - Annual

•	FR Y-8 – Quarterly

•	FR Y-9SP – Semi-Annual

•	FR Y-10 (As needed)

•	Summary of Deposits Report – Annual

Income Tax Accrual and Payment

•	Assist Controller with monthly income tax accrual

•	Process quarterly income tax payments

•	Assist with preparation of annual income tax return

•	Respond to audit request as they occur

Budget & Strategic Planning

•	Coordinate preparation of budget on an annual basis

•	Monitor budget exceptions with the Board and Management

Asset Liability Management

•	Prepare quarterly interest rate risk reporting

•	Prepare monthly liquidity and capital management reports

•	Chairman of ALCO committee — monthly meetings

•	Assist with preparation and analysis of monthly pricing reports.

•	Implement rate changes determined by ALCO

•	Update and manage asset liability management software system

Shareholder Services

•	Prepare and distribute dividends to shareholders as directed by the Board

•	Complete annual tax reporting for dividends paid

•	Assist shareholders with stock transactions

A-1

Audit & Examination

•	Assist with preparation and completion of annual financial audit

•	Assist regulatory examiners with examination process

A-2